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                                 EXHIBIT 99



FOR RELEASE:  IMMEDIATE

CONTACT:      MICHAEL N. KILPATRIC -- 215/522-6232



                      SCOTT NAMES NEW CHAIRMAN AND CEO
                      --------------------------------

PHILADELPHIA, Pa., April 19, 1994 - The board of directors of Scott Paper Company announced today that Albert J. Dunlap, age 56, has been elected the Company's new chairman and chief executive officer replacing Philip E. Lippincott who announced last November his plan to retire around April 1st. Mr. Dunlap returned recently from a two-year stay in Australia, where he was CEO and Managing Director of Consolidated Press Holdings (CPH), one of Australia's largest corporations. CPH is involved in television, magazine publishing, chemical and pastoral operations. Mr. Dunlap was credited with turning in one of the best corporate performances in Australia.
              Prior to joining CPH, Mr. Dunlap was chairman and CEO of Sir James Goldsmith's global holdings, which included former investments in Diamond International and Crown-Zellerbach. His achievements in the turnaround of these assets was widely acclaimed. Mr. Dunlap's successful eight-year relationship with Sir James is chronicled in the book Billionaire, by Ivan
                                                      -----------
Fallon.
              Prior to joining Sir James, Mr. Dunlap was chairman and CEO of Lily-Tulip Company, which he is credited with rescuing from near-financial collapse. Under his leadership of this KKR leveraged buyout, he took the company public.

                                   -more-

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SCOTT PAPER COMPANY, SCOTT PLAZA, PHILADELPHIA, PA 19113 215-522-5000
FAX 215-522-6470






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      Mr. Dunlap started his career as a trainee with Kimberly-Clark
Corporation. In the years which followed, he accumulated 22 years of technical, operating and leadership experience in the paper industry as a whole, with extensive involvement in the tissue segment.

      A graduate of the United States Military Academy at West Point, Mr. Dunlap was a paratrooper and executive officer of a nuclear missile site.

      Mr. Dunlap stated, "I am looking forward to leading Scott Paper Company to a new level of prosperity. As part of my strong commitment to Scott's future, I will be investing one million dollars of my own money in Scott stock."

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